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
As filed with the Securities and Exchange Commission on June 19, 2000           File No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------

                                 MAIL.COM, INC.
               (Exact name of registrant as specified in charter)

DELAWARE                                                                                13-3780773
(State or other jurisdiction of incorporation or organization)       (I.R.S. Employer Identification No.)

                             11 Broadway, 6th Floor
                               New York, NY 10004
          (Address, including zip code, of Principal Executive Offices)

                      MAIL.COM, INC. 2000 STOCK OPTION PLAN
               MAIL.COM, INC. SUPPLEMENTAL 1999 STOCK OPTION PLAN
               MAIL.COM, INC. SUPPLEMENTAL 2000 STOCK OPTION PLAN
                   MAIL.COM, INC. EMPLOYEE STOCK PURCHASE PLAN
                                       AND
                 STOCK OPTION AGREEMENTS BETWEEN MAIL.COM, INC.
                             AND CERTAIN INDIVIDUALS
                            (Full title of the plan)

                                 DAVID AMBROSIA
                  Executive Vice President and General Counsel
                                 Mail.com, Inc.
                             11 Broadway, 6th Floor
                               New York, NY 10004
                             Tel. No. (212) 425-4200
(Name, address, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Ronald A. Fleming, Esq.
                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                            New York, New York 10004
                             Tel. No. (212) 858-1143

                 -----------------------------------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                             Proposed maximum        Proposed maximum
 Title of securities      Amount to be      offering price per      aggregate offering        Amount of
   to be registered       registered(1)           unit(2)                price(2)         registration fee
=============================================================================================================
Class A Common Stock,
 par value $0.01 per
        share               7,279,289              $5.73                    $41,821,736          $11,041
=============================================================================================================


(1) This Registration Statement shall be deemed to cover additional securities to be issued in connection with, or as a result of, stock splits, stock dividends or similar transactions. Options with respect to 279,289 shares registered hereunder have been issued under Stock Option Agreements between eLong.com, Inc. and certain individuals, which were assumed by Mail.com, Inc. pursuant to an Agreement and Plan of Merger dated as of March 14, 2000, as described in Exhibit 99.1.
  (2) Of the 7,279,289 shares available to be registered hereunder, as of the most recent practicable date (May 31, 2000), (i) options with respect to an aggregate of 3,018,800 shares have been issued under the Stock Option Plans listed above and 3,981,200 shares remain available for the grant of future awards under such Plans, and (ii) options with respect to an aggregate of 279,289 shares have been issued under the Stock Option Agreements between Mail.com, Inc. and certain individuals, as described in Footnote (1), above. The proposed maximum aggregate offering price listed above has been determined pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and represents the sum of (i) the aggregate exercise price of all options granted as of May 31, 2000 under the Stock Option Plans and Stock Option Agreements plus (ii) the product of the remaining shares available under the Stock Option Plans multiplied by a per share price of $6.125, the average of the high and low prices of Mail.com, Inc. Class A Common Stock as reported on Nasdaq on June 14, 2000.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents which have heretofore been filed by Mail.com, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") are incorporated by reference herein and shall be deemed to be a part hereof:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000;

                  2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

                  3. The Company's Current Report on Form 8-K/A filed with the Commission on April 24, 2000, the Company's Report on Form 8-K filed on March 28, 2000, the Company's Report on Form 8-K filed on February 11, 2000, the Company's Report on Form 8-K filed on January 24, 2000, and the Company's Report on Form 8-K filed on January 6, 2000; and

                  4. The description of the Class A Common Stock of the Company contained in the "Description of Mail.com Capital Stock" section of the Company's Registration Statement on Form S-4 (Registration No. 333-94807), filed with the Commission on January 18, 2000.

         All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or

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


15(d) of the 1934 Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such annual report on Form 10-K.

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Class A Common Stock being registered hereunder has been registered pursuant to Section 12 of the 1934 Act and a description of the Class A Common Stock is contained in the 1934 Act registration statement that has been filed with the Commission.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of our Class A Common Stock has been passed upon by David Ambrosia, General Counsel of the Company. As of the date hereof, Mr. Ambrosia owned 4,475 shares of Class A Common Stock of the Company and held options to purchase 308,030 shares of Class A Common Stock of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of Delaware General Corporation Law empowers the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any cause of action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendre or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation, as amended (the "Certificate") provides that a director of the Company will not be personally liable to the Company or its stockholders for


                                       3
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monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The By-Laws of the Company provide (i) the Company shall indemnify directors, officers and employees for such liabilities in such manner, under such circumstances and to such extent as permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended and (ii) the Company shall advance all reasonable costs and expenses (including attorney's fees) incurred in defending any action, suit or proceeding to all persons entitled to such indemnification, all in the manner, under the circumstances and to the extent permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended.

         The Company has entered into indemnity agreements with each of its directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, the Company has obtained directors' and officers' insurance providing indemnification for directors, officers and key employees for various liabilities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         See Exhibit Index.

ITEM 9.  UNDERTAKINGS.

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no

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                  more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  -------------

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                                   SIGNATURES

         Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in The City of New York and State of New York, on the 19th day of June, 2000.

                                            MAIL.COM, INC.

                                            By /s/ Lon Otremba
                                               ------------------------
                                               Lon Otremba
                                               President

                                POWER OF ATTORNEY

         Each of the undersigned directors and officers of the Company, individually as such director and/or officer, hereby makes, constitutes and appoints Lon Otremba and David Ambrosia, and each of them, singly or jointly, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this registration statement and any and all amendments, including post-effective amendments, to this registration statement, which amendment may make such changes in the registration statement as the registrant deems appropriate hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the 1933 Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


NAME                                    TITLE                                  DATE
----                                    -----                                  ----
/s/ Gerald Gorman                       Chairman and Chief Executive           June 19, 2000
--------------------------              Officer and Director
(Gerald Gorman)

/s/ Gary Millin
--------------------------              Chief Executive Officer of             June 19, 2000
(Gary Millin)                           World.com, Inc., a wholly-owned
                                        subsidiary of the Company and
                                        Director


/s/ Debra McClister                     Executive Vice President and           June 19, 2000
--------------------------              Chief Financial Officer
(Debra McClister)

/s/ Jack Kuehler
--------------------------              Director                               June 19, 2000
(Jack Kuehler)


/s/ William Donaldson                   Director                               June 19, 2000
--------------------------
(William Donaldson)


/s/ Stephen Ketchum                     Director                               June 19, 2000
--------------------------
(Stephen Ketchum)




                                  EXHIBIT INDEX

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

Exhibit No.        Description
----------         -----------
       4.1         Amended and Restated Certificate of Incorporation of Mail.com, Inc.

       4.2         Certificate of Amendment of Amended and Restated Certificate of
                   Incorporation of Mail.com, Inc.


       4.3         By-Laws of Mail.com, Inc.

       4.4         Specimen common stock certificate of Mail.com, Inc. (incorporated herein by reference to Exhibit 4.1 of Form S-1, Registration Statement No. 333-
                   74353).

        5          Opinion of Mail.com's General Counsel, David Ambrosia, Esq., as to the
                   securities being registered.

      10.1         Mail.com, Inc. 2000 Stock Option Plan.

      10.2         Mail.com, Inc. Supplemental 1999 Stock Option Plan.

      10.3         Mail.com, Inc. Supplemental 2000 Stock Option Plan.

      23.1         Consent of David Ambrosia, Esq. (contained in Exhibit No. 5).

      23.2         Consent of Independent Accountants, KPMG LLP.

       24          Power of attorney (set forth on signature page hereof).

      99.1         Options Assumed by Mail.com, Inc. pursuant to an Agreement and Plan of Merger dated as of March 14, 2000.



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